Exhibit 4(rr)

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

PPL Capital Funding, Inc.’s Junior Subordinated Notes 2007 Series A due 2067, which are guaranteed as to payment of principal, interest and any premium by PPL Corporation (the “2007 Notes”), are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
PPL Capital Funding Junior Subordinated Notes 2007 Series A due 2067
The following summary description sets forth certain terms and provisions of the 2007 Notes. Because this description is a summary, it does not describe every aspect of the 2007 Notes or the Subordinated Indenture under which the 2007 Notes were issued, as described below. The Subordinated Indenture and Supplemental Indenture No. 1 thereto relating to the 2007 Notes was filed by PPL Corporation as an exhibit to its Current Report on Form 8-K filed on March 20, 2007. The Subordinated Indenture and its associated documents contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all of the provisions of the 2007 Notes and the Subordinated Indenture, including definitions of certain terms used in the Subordinated Indenture. The Subordinated Indenture has been qualified under the Trust Indenture Act, and reference is made to the Trust Indenture Act for provisions that apply to the 2007 Notes.
Certain terms used below and not otherwise defined herein shall have the meaning assigned to such terms in the Subordinated Indenture. Defined terms used in this summary description of the 2007 Notes shall apply only to this summary description and the 2007 Notes.
General
PPL Capital Funding issued the 2007 Notes as a series of debt securities under a Subordinated Indenture, dated as of March 1, 2007 (as such indenture has been and may be amended and supplemented from time to time, the “Subordinated Indenture”), among PPL Capital Funding, PPL Corporation and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”). The Subordinated Indenture does not limit the amount of securities that may be issued thereunder. The 2007 Notes and all other debt securities issued under the Subordinated Indenture are collectively referred to herein as the “Subordinated Indenture Securities.”
The 2007 Notes are unsecured, subordinated obligations of PPL Capital Funding that rank junior to all of PPL Capital Funding’s Senior Indebtedness (as defined below). The 2007 Notes are fully and unconditionally guaranteed by PPL Corporation as to payment of principal, interest and any premium pursuant to subordinated guarantees of PPL Corporation (the “Subordinated Guarantees”) that rank junior to all of PPL Corporation’s Senior Indebtedness. See “— Subordination” below. As used in this description of the 2007 Notes, the terms “we,” “our,” and “us” may, depending on the context, refer to PPL Capital Funding or to PPL Capital Funding together with PPL Corporation.
The 2007 Notes were issued in fully registered form only, without coupons. The 2007 Notes were initially represented by one or more fully registered global securities (the “Global Securities”) deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”), as depositary, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “— Book-Entry Only Issuance — The Depository Trust Company.” The authorized denominations of the 2007 Notes is $1,000 and any larger amount that is an integral multiple of $1,000. Except in limited circumstances described below, the 2007 Notes are not exchangeable for 2007 Notes in definitive certificated form.
The 2007 Notes were initially issued in one series in the principal amount of $500,000,000. PPL Capital Funding may, without the consent of the holders of the 2007 Notes, increase the principal amount of the series and issue additional notes of such series having the same ranking, interest rate, maturity and other terms as the 2007 Notes. Any such additional notes may, together with the 2007 Notes, constitute a single series of securities under the Subordinated Indenture. The 2007 Notes and any additional notes of the same series having the same terms as the 2007 Notes subsequently issued under the Subordinated Indenture may be treated as a single class for all purposes under the Subordinated Indenture, including, without limitation, voting waivers and amendments.
Maturity
Unless an earlier redemption has occurred, the entire principal amount of the 2007 Notes will mature and become due and payable, together with any accrued and unpaid interest, on March 30, 2067 (the “stated maturity date”).
Interest
Fixed Rate Period. Upon issuance and prior to March 30, 2017, the 2007 Notes bore interest at a Fixed Rate of 6.70% per year.
Floating Rate Period. From March 30, 2017 to maturity (the “Floating Rate Period”), the 2007 Notes have borne, and will bear, interest at the Three-Month LIBOR Rate plus 266.5 basis points (2.665%), reset quarterly. Subject to PPL Capital Funding’s right to defer interest payments as described below, during the Floating Rate Period interest is payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year (each, an “interest payment date” and also a “LIBOR Rate Reset Date”), beginning June 30, 2017. The LIBOR Rate Reset Dates are March 30, June 30, September 30 and December 30 of each year, commencing March 30, 2017. During the Floating Rate Period, the interest rate in effect on any LIBOR Rate Reset Date will be the applicable rate as reset on that date and the interest rate applicable to any other day will be the interest rate as reset on the immediately preceding LIBOR Rate Reset Date. If interest payments are deferred or otherwise not paid during the Floating Rate Period, they will accrue and compound until paid at the prevailing floating rate, to the extent permitted by law. The amount of interest payable for any quarterly interest period during the Floating Rate Period will be computed by multiplying the floating rate for that quarterly interest period by a fraction, the numerator of which will be the actual number of days elapsed during that quarterly interest period (determined by including the first day of the interest period and excluding the last day), and the denominator of which will be 360, and by multiplying the result by the aggregate principal amount of the 2007 Notes.
General. In this description of the 2007 Notes the term “interest” includes semi-annual interest payments during the Fixed Rate Period described above, quarterly interest payments during the Floating Rate Period, and applicable interest on interest payments accrued but not paid on the applicable interest payment date.
During the Floating Rate Period, if any interest payment date, other than a redemption date or the maturity date of the 2007 Notes, falls on a day that is not a business day, the interest payment date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. Also, if a redemption date or the maturity date of the 2007 Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the redemption date or the maturity, if applicable.
During the Floating Rate Period, if any LIBOR Rate Reset Date falls on a day that is not a LIBOR Business Day, the LIBOR Rate Reset Date will be postponed to the next day that is a LIBOR Business Day, except that if that LIBOR Business Day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding LIBOR Business Day.
Determining the Floating Rate. The “Three-Month LIBOR Rate” for each interest period commencing on a LIBOR Rate Reset Date means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three- month period commencing on the first day of that interest period and ending on the next interest payment date (the “relevant period”) that appears on Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR Interest Determination Date for that interest period. If such rate does not appear on the Reuters LIBOR01 Page as of 11:00 a.m. (London Time) on the LIBOR Interest Determination Date for that interest period, the LIBOR rate will be determined on the basis of the rates at which deposits in U.S. dollars for the relevant period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market, which may include affiliates of one or more of the underwriters, selected by the calculation agent (after consultation with us), at approximately 11:00 a.m., London time on the LIBOR Interest Determination Date for that interest period. The calculation agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, the Three-Month LIBOR Rate with respect to that interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate with respect to that interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City, which may include affiliates of one or more of the underwriters, selected by the calculation agent (after consultation with us), at approximately 11:00 a.m., New York City time, on the first day of that interest period for loans in U.S. dollars to leading European banks for the relevant period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, the Three-Month LIBOR Rate for that interest period will be the same as the Three-Month LIBOR Rate as determined for the previous interest period or, in the case of the interest period beginning on March 30, 2017, the interest rate on the 2007 Notes will be 8.015%. The establishment of the Three-Month LIBOR Rate for each three-month interest period beginning on or after March 30, 2017 by the calculation agent shall (in the absence of manifest error) be final and binding.
“Business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are generally authorized or required by law, regulation or executive order to close in The City of New York or other city in which any paying agent for the 2007 Notes is located.
“Calculation agent” means The Bank of New York Mellon, or other firm appointed by PPL Capital Funding to act as calculation agent for the 2007 Notes.
“LIBOR Interest Determination Date” means the second LIBOR Business Day preceding each LIBOR Rate Reset Date.
“LIBOR Business Day” means any business day on which dealings in deposits in U.S. Dollars are transacted in the London Inter-Bank Market.
“Reuters page” means the display on Reuters Money 3000 Service, or any successor service, on the Reuters LIBOR01 Page or any replacement page or pages on that service.
“Reuters LIBOR01 Page” means the display designated on page LIBOR01 on Reuters page (or such other page as may replace the LIBOR01 page on such service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).
Option to Defer Interest Payments
PPL Capital Funding may defer interest payments on the 2007 Notes, from time to time, for one or more periods (each, an “Optional Deferral Period”) of up to 10 consecutive years per Optional Deferral Period. However, a deferral of interest payments cannot extend beyond the maturity date of the 2007 Notes. During an Optional Deferral Period, interest will continue to accrue on the 2007 Notes, compounded semi-annually or quarterly, as the case may be, and deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the 2007 Notes, to the extent permitted by applicable law. No interest will be due and payable on the 2007 Notes until the end of the Optional Deferral Period except upon a redemption of the 2007 Notes during the deferral period.
PPL Capital Funding may pay at any time all or any portion of the interest accrued to that point during an Optional Deferral Period. At the end of the Optional Deferral Period or on any redemption date, PPL Capital Funding will be obligated to pay all accrued and unpaid interest.
Once all accrued and unpaid interest on the 2007 Notes has been paid, PPL Capital Funding again can defer interest payments on the 2007 Notes as described above, provided that an Optional Deferral Period cannot extend beyond the maturity date of the 2007 Notes.
If PPL Capital Funding defers interest for a period of 10 consecutive years from the commencement of an Optional Deferral Period, PPL Capital Funding will be required to pay all accrued and unpaid interest at the conclusion of the 10-year period, and to the extent it does not do so, PPL Corporation will be required to make guarantee payments in accordance with the Subordinated Guarantees with respect thereto. If PPL Capital Funding fails to pay in full all accrued and unpaid interest at the conclusion of the 10-year period, such failure continues for 30 days and PPL Corporation fails to make guarantee payments with respect thereto, an event of default that gives rise to acceleration of principal and interest on the 2007 Notes will occur under the Subordinated Indenture. See “— Events of Default” and “— Remedies” herein.
During any interest deferral period, neither PPL Corporation nor PPL Capital Funding may:

•	declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of its capital stock;

•	redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

•
pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities that are equal or junior in right of payment with the 2007 Notes or the Subordinated Guarantees, as the case may be; or

•
make any payments with respect to any guarantee of debt securities by PPL Corporation if such guarantee is equal or junior in right of payment to the 2007 Notes or the Subordinated Guarantees, as the case may be;

other than

•
purchases, redemptions or other acquisitions of its capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of its obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring it to purchase, redeem or acquire its capital stock;

•
any payment, repayment, redemption, purchase, acquisition or declaration of a dividend as a result of a reclassification of its capital stock or the exchange or conversion of all or a portion of one class or series of its capital stock for another class or series of its capital stock;

•
the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of its capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts;

•
dividends or distributions paid or made in its capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

•
redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future;

•
payments under any preferred trust securities, subordinated debentures or junior subordinated debentures, or guarantees of the foregoing, in each case that rank equal in right of payment to the 2007 Notes, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full.

Payment
So long as the 2007 Notes are registered in the name of DTC, as depository for the 2007 Notes as described below under “Book-Entry Only Issuance — The Depository Trust Company,” payments on the 2007 Notes will be made as described therein.
So long as the 2007 Notes remain in book-entry only form, the record date for each interest payment date will be the close of business on the business day immediately preceding the applicable interest payment date. If the 2007 Notes do not remain in book-entry only form, the record date for each interest payment date will be the close of business on the fifteenth calendar day immediately preceding the applicable interest payment date. If PPL Capital Funding defaults in paying interest on a 2007 Note, PPL Capital Funding will pay such interest either:

•	on a special record date between 10 and 15 days before the payment; or

•	in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the 2007 Notes may be listed for trading.
We will pay principal of and any interest and premium on the 2007 Notes at maturity upon presentation of the 2007 Notes at the office of The Bank of New York Mellon in New York, New York, as our paying agent. In our discretion, we may change the place of payment on the 2007 Notes, and we may remove any paying agent and may appoint one or more additional paying agents (including us or any of our affiliates).
Form; Transfers; Exchanges
So long as the 2007 Notes are registered in the name of DTC, as depository for the 2007 Notes as described below under “Book-Entry Only Issuance — The Depository Trust Company,” transfers and exchanges of beneficial interests in the 2007 Notes will be made as described therein. In the event that the book-entry only system is discontinued, and the 2007 Notes are issued in certificated form, holders of 2007 Notes may exchange or transfer 2007 Notes at the office of the Trustee. The Trustee acts as our agent for registering 2007 Notes in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. In our discretion, we may change the place for registration of transfer of the 2007 Notes and may remove and/or appoint one or more additional security registrars (including us or any of our affiliates).
There will be no service charge for any transfer or exchange of the 2007 Notes, but the holders of 2007 Notes may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may restrict the transfer or exchange of (1) 2007 Notes during a period of 15 days prior to giving any notice of redemption or (2) any 2007 Note selected for redemption in whole or in part, except the unredeemed portion of any 2007 Note being redeemed in part.
Subordination
Subordination of the 2007 Notes
The 2007 Notes are subordinate and junior in right of payment to all Senior Indebtedness (as defined below) of PPL Capital Funding. No payment of the principal (including redemption payments) of, or interest or premium, if any, on the 2007 Notes may be made by PPL Capital Funding until all holders of Senior Indebtedness of PPL Capital Funding have been paid, if any of the following occurs:

•	certain events of bankruptcy, insolvency or reorganization of PPL Capital Funding;

•	any Senior Indebtedness of PPL Capital Funding is not paid when due (after the expiration of any applicable grace period) and that default continues without cure or waiver; or

•
any other default has occurred and continues without cure or waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness of PPL Capital Funding are permitted to accelerate the maturity of such Senior Indebtedness.

Subordinated Guarantees
PPL Corporation fully and unconditionally guarantees the payment of principal of and any interest and premium on the 2007 Notes, when due and payable (and subject to PPL Capital Funding’s right to defer interest payments as described above), whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of the 2007 Notes and the Subordinated Indenture. The Subordinated Guarantees will remain in effect until the entire principal of and interest and premium, if any, on the 2007 Notes has been paid in full or otherwise discharged in accordance with the provisions of the Subordinated Indenture.
The Subordinated Guarantees are subordinate and junior in right of payment to all Senior Indebtedness of PPL Corporation. No payment of the principal (including redemption payments) of, or interest or premium on, the 2007 Notes may be made by PPL Corporation under the Subordinated Guarantees until all holders of Senior Indebtedness of PPL Corporation have been paid, if any of the following occurs:

•	certain events of bankruptcy, insolvency or reorganization of PPL Corporation;

•	any Senior Indebtedness of PPL Corporation is not paid when due (after the expiration of any applicable grace period) and that default continues without cure or waiver; or

•
any other default has occurred and continues without cure or waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness of PPL Corporation are permitted to accelerate the maturity of such Senior Indebtedness.

Upon any distribution of assets of PPL Capital Funding or PPL Corporation, as the case may be, to its creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all of its Senior Indebtedness must be paid in full before the holders of the 2007 Notes are entitled to receive or retain any payment from such distribution.
Senior Indebtedness, when used with respect to PPL Capital Funding or PPL Corporation, is defined in the Subordinated Indenture to include all obligations of PPL Capital Funding or PPL Corporation, as the case may be, whether existing presently or in the future, to pay principal, interest, premium, penalties, fees and any other payment in respect of any of the following:

•	indebtedness for borrowed money, including, without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds and similar instruments;

•	our obligations under synthetic leases, finance leases and capitalized leases;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•
any of our other obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•	all obligations of others of the kinds described in the preceding categories which we have assumed or guaranteed;
other than

•	trade obligations incurred in the ordinary course of business, or

•	any such obligation or guarantee that expressly provides that it is not senior to or equal in right of payment to the 2007 Notes or the Subordinated Guarantees, as the case may be.
The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of December 31, 2019, PPL Capital Funding had approximately $3.6 billion principal amount of indebtedness for borrowed money constituting its Senior Indebtedness, and PPL Corporation had approximately $3.6 billion principal amount (on an unconsolidated basis) of obligations constituting its Senior Indebtedness (including guarantees of indebtedness of PPL Capital Funding and certain of PPL Corporation’s other subsidiaries).
Pursuant to the subordination provisions of the Subordinated Indenture, any payment or distribution, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the 2007 Notes by PPL Capital Funding or PPL Corporation will instead be paid or delivered directly to the holders of such Senior Indebtedness of PPL Capital Funding or PPL Corporation (or their respective representative or trustee), as the case may be, in accordance with the priorities then existing among such holders until all such Senior Indebtedness has been paid in full before any payment or distribution is made to the holders of 2007 Notes. In the event that, notwithstanding such subordination provisions, any payment or distribution of assets of any kind or character is made on the 2007 Notes by PPL Capital Funding or PPL Corporation before all such Senior Indebtedness is paid in full, the Trustee or the holders of 2007 Notes receiving such payment will be required to pay over such payment or distribution to the holders of such Senior Indebtedness.
The Subordinated Indenture provides that Senior Indebtedness will not be deemed to have been paid in full unless the holders thereof, as applicable, shall have received cash (or securities or other property satisfactory to such holders) in full payment of such Senior Indebtedness then outstanding. Upon the payment in full of all such Senior Indebtedness, the holders of the 2007 Notes shall be subrogated to all the rights of any holders of such Senior Indebtedness to receive any further payments or distributions of cash, property or securities of PPL Capital Funding or PPL Corporation, as applicable, applicable to such Senior Indebtedness until the 2007 Notes shall have been paid in full, and such payments or distributions of cash, property or securities received by the holders of the 2007 Notes, by reason of such subrogation, which otherwise would be paid or distributed to the holders of such Senior Indebtedness, shall, as between PPL Capital Funding or PPL Corporation, as applicable, and its creditors other than the holders of Senior Indebtedness, on the one hand, and the holders of the 2007 Notes on the other, be deemed to be a payment on account of such Senior Indebtedness, and not on account of the 2007 Notes or the Subordinated Guarantees, as the case may be.
The Subordinated Indenture provides that no present or future holder of any Senior Indebtedness of PPL Capital Funding or PPL Corporation, as the case may be, will be prejudiced in the right to enforce subordination of the indebtedness under the Subordinated Indenture by any act or failure to act on the part of PPL Capital Funding or PPL Corporation, as applicable.
Redemption
PPL Capital Funding may redeem the 2007 Notes, in whole or in part on one or more occasions, at 100% of their principal amount plus any accrued and unpaid interest thereon to, but not including, the redemption date.
The 2007 Notes are not subject to a sinking fund or other mandatory redemption and are not repayable at the option of the holder prior to the stated maturity date.
The 2007 Notes will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the 2007 Notes of any series or any tranche thereof are to be redeemed, the Trustee will select the 2007 Notes to be redeemed. In the absence of any provision for selection, the Trustee will choose a method of random selection as it deems fair and appropriate.
The 2007 Notes will cease to bear interest on the redemption date and the redemption price and any accrued interest on each 2007 Note will be paid upon the surrender of such Note for redemption. If only part of a 2007 Note is redeemed, the Trustee will deliver a new Note of the same series for the remaining portion without charge.
PPL Capital Funding may make any redemption at its option conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received such money by the date fixed for redemption, we will not be required to redeem such 2007 Notes.
Events of Default
An “Event of Default” with respect to the 2007 Notes will occur if

•
we do not pay any interest on any 2007 Note within 30 days of the due date; provided that a valid extension or deferral of the interest period as described above under “Option to Defer Interest Payments” will not constitute an Event of Default;

•	we do not pay principal or premium on any 2007 Note on its due date;

•
the Subordinated Guarantees of the 2007 Notes cease to be effective (except in accordance with their terms), are found in any judicial proceeding to be unenforceable or invalid, or are denied or disaffirmed (except in accordance with their terms);

•	PPL Corporation or PPL Capital Funding file for bankruptcy or certain other similar events in bankruptcy, insolvency, receivership or reorganization occur.
No Event of Default with respect to the 2007 Notes necessarily constitutes an Event of Default with respect to the Subordinated Indenture Securities of any other series issued under the Subordinated Indenture.
Remedies
Acceleration
Any One Series. If an Event of Default occurs and is continuing with respect to any one series of Subordinated Indenture Securities, then either the Trustee or the holders of 25% in principal amount of the outstanding Subordinated Indenture Securities of such series may declare the principal amount of all of the Subordinated Indenture Securities of such series to be due and payable immediately.
More Than One Series. If an Event of Default occurs and is continuing with respect to more than one series of Subordinated Indenture Securities, then either the Trustee or the holders of 25% of the aggregate principal amount of the outstanding Subordinated Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by the holders of 25% of the aggregate principal amount of the outstanding Subordinated Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration.
Rescission of Acceleration
After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if
(1) we pay or deposit with the Trustee a sum sufficient to pay

•	all overdue interest;

•	the principal of and any premium which have become due otherwise than by such declaration of acceleration and interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the Subordinated Indenture; and
(2) all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Subordinated Indenture. For more information as to waiver of defaults, see “— Waiver of Default and of Compliance” below.
Control by Holders; Limitations
Subject to the Subordinated Indenture, if an Event of Default (or certain other defaults as discussed below), with respect to the Subordinated Indenture Securities of any one series occurs and is continuing, the holders of a majority in principal amount of the outstanding Subordinated Indenture Securities of that series will have the right to

•	direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

•	exercise any trust or power conferred on the Trustee with respect to the Subordinated Indenture Securities of such series.
If an Event of Default (or certain other defaults as discussed below) is continuing with respect to more than one series of Subordinated Indenture Securities, the holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the Subordinated Indenture Securities of any one of such series.
These rights of holders to make direction are subject to the following limitations:

•	the holders’ directions may not conflict with any law or the Subordinated Indenture; and

•	the holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.
The Trustee may also take any other action it deems proper which is consistent with the holders’ direction. With respect to Events of Default and other defaults in the performance of, or breach of, covenants in the Subordinated Indenture that do not constitute Events of Default, if any such Event of Default or other default occurs and is continuing after any applicable notice and/or cure period, then the Trustee may in its discretion (and subject to the rights of the holders to control remedies as described above and certain other conditions specified in the Subordinated Indenture) bring such judicial proceedings as the Trustee shall deem appropriate or proper.
The Subordinated Indenture provides that no holder of any Subordinated Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Subordinated Indenture for the appointment of a receiver or for any other remedy thereunder unless

•	that holder has previously given the Trustee written notice of a continuing Event of Default (or other default under the Subordinated Indenture after any applicable notice and/or cure period);

•
the holders of 25% in aggregate principal amount of the outstanding Subordinated Indenture Securities of all affected series, considered as one class, have made written request to the Trustee to institute proceedings in respect of that Event of Default (or other default under the Subordinated Indenture after any applicable notice and/or cure period) and have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

•
for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of outstanding Subordinated Indenture Securities of all affected series, considered as one class.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders.
However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.
Notice of Default
The Trustee is required to give the holders of the 2007 Notes notice of any default under the Subordinated Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; provided, however, that in the case of a default in the performance of, or breach of, any covenant or warranty in the Subordinated Indenture (after any applicable notice and/or cure period) that does not result in an Event of Default, no such notice shall be given until at least 90 days after the occurrence thereof. The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the holders.
PPL Capital Funding and PPL Corporation have agreed to furnish the Trustee with an annual statement as to their compliance with the conditions and covenants in the Subordinated Indenture.
Waiver of Default and of Compliance
The holders of a majority in aggregate principal amount of the outstanding 2007 Notes may waive, on behalf of the holders of all outstanding 2007 Notes, any past default under the Subordinated Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Subordinated Indenture that cannot be amended without the consent of the holder of each outstanding Subordinated Indenture Security.
Compliance with certain covenants in the Subordinated Indenture or otherwise provided with respect to Subordinated Indenture Securities may be waived by the holders of a majority in aggregate principal amount of the affected Subordinated Indenture Securities, considered as one class.
Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants
Subject to the provisions described in the next paragraph, each of PPL Capital Funding and PPL Corporation has agreed in the Subordinated Indenture to preserve its corporate existence.
PPL Capital Funding and PPL Corporation have each also agreed not to consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity unless:

•
the entity formed by such consolidation or into which PPL Capital Funding or PPL Corporation, as the case may be, is merged or the entity which acquires or which leases its property and assets substantially as an entirety is a corporation or limited liability company organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding 2007 Notes and the performance of all of its covenants under the Subordinated Indenture, and

•
immediately after giving effect to such transactions, no Event of Default (or other default under the Subordinated Indenture after any applicable notice and/or cure period), and no event which after notice or lapse of time or both would become an Event of Default (or such other default), will have occurred and be continuing.

The Subordinated Indenture does not prevent or restrict:

•	any consolidation or merger after the consummation of which PPL Capital Funding or PPL Corporation would be the surviving or resulting entity;

•
any consolidation of PPL Capital Funding with PPL Corporation or any other entity all of the outstanding voting securities of which are owned, directly or indirectly, by PPL Corporation; or any merger of any such entity into any other of such entities; or any conveyance or other transfer, or lease, or properties by any thereof to any other thereof;

•	any conveyance or other transfer, or lease, of any part of the properties of PPL Capital Funding or PPL Corporation which does not constitute the entirety, or substantially the entirety, thereof; or

•
the approval by PPL Capital Funding or PPL Corporation of, or the consent by PPL Capital Funding or PPL Corporation to, any consolidation or merger to which any direct or indirect subsidiary or affiliate of PPL Capital Funding or PPL Corporation, as the case requires, may be a party or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its assets.

Modification of Subordinated Indenture
Without Holder Consent. Without the consent of any holders of Subordinated Indenture Securities, PPL Capital Funding, PPL Corporation and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to PPL Capital Funding or PPL Corporation;

•
to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of Subordinated Indenture Securities, or to surrender any right or power conferred upon PPL Corporation or PPL Capital Funding;

•	to add any additional Events of Default for all or any series of Subordinated Indenture Securities;

•	to change or eliminate any provision of the Subordinated Indenture or to add any new provision to the Subordinated Indenture that does not adversely affect the interests of the holders;

•	to provide security for the Subordinated Indenture Securities of any series;

•	to establish the form or terms of Subordinated Indenture Securities of any series or tranche as permitted by the Subordinated Indenture;

•	to provide for the issuance of bearer securities;

•	to evidence and provide for the acceptance of appointment of a separate or successor Trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities;

•	to change any place or places where

•	we may pay principal, premium and interest,

•	Subordinated Indenture Securities may be surrendered for transfer or exchange, and

•	notices and demands to or upon PPL Capital Funding or PPL Corporation may be served; or

•	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the holders in any material respect;
provided, that, we will not enter into any supplemental indenture with the Trustee to add any additional Event of Default with respect to the 2007 Notes without the consent of the holders of at least a majority in aggregate principal amount of outstanding 2007 Notes.
If the Trust Indenture Act is amended after the date of the Subordinated Indenture so as to require changes to the Subordinated Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Subordinated Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Subordinated Indenture, the Subordinated Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and PPL Capital Funding, PPL Corporation and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to effect or evidence such amendment.
With Holder Consent. Except as provided above, the consent of the holders of at least a majority in aggregate principal amount of the Subordinated Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, changing or eliminating any of the provisions of the Subordinated Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Subordinated Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected series, considered as one class. Moreover, if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of Subordinated Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected tranches, considered as one class.
However, no amendment or modification may, without the consent of the holder of each outstanding Subordinated Indenture Security directly affected thereby,

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change the stated maturity date of the principal or interest on any Subordinated Indenture Security (other than pursuant to the terms thereof and, in the case of the 2007 Notes, as described above under “Option to Defer Interest Payments”), or reduce the principal amount, interest or premium payable or change the currency in which any Subordinated Indenture Security is payable, or impair the right to bring suit to enforce any payment;

•	reduce the percentages of holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Subordinated Indenture; or

•	modify certain of the provisions in the Subordinated Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.
A supplemental indenture which changes or eliminates any provision of the Subordinated Indenture expressly included solely for the benefit of holders of Subordinated Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Subordinated Indenture of the holders of Subordinated Indenture Securities of any other series or tranche.
We will be entitled to set any day as a record date for the purpose of determining the holders of outstanding Subordinated Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Subordinated Indenture, in the manner and subject to the limitations provided in the Subordinated Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by holders. If such a record date is set for any action to be taken by holders of particular Subordinated Indenture Securities, such action may be taken only by persons who are holders of such Subordinated Indenture Securities at the close of business on the record date.
The Subordinated Indenture provides that certain Subordinated Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the holders of the requisite principal amount of the outstanding Subordinated Indenture Securities have given or taken any demand, direction, consent or other action under the Subordinated Indenture as of any date, or are present at a meeting of holders for quorum purposes.
Satisfaction and Discharge
Any Subordinated Indenture Securities or any portion will be deemed to have been paid for purposes of the Subordinated Indenture, and at PPL Capital Funding’s election, the entire indebtedness of PPL Capital Funding and PPL Corporation will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any paying agent (other than PPL Capital Funding or PPL Corporation), in trust:

•	money sufficient,

•	in the case of a deposit made prior to the maturity of such Subordinated Indenture Securities, non-redeemable Government Obligations (as defined in the Subordinated Indenture) sufficient, or

•	a combination of items listed in the preceding two bullet points, which in total are sufficient, to pay when due the principal of, and any premium, and interest due and to become due on such Subordinated Indenture Securities or portions thereof on and prior to the maturity thereof.
The Subordinated Indenture will be deemed satisfied and discharged when no Subordinated Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Subordinated Indenture.
All moneys we pay to the Trustee or any paying agent on Subordinated Indenture Securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of PPL Capital Funding. Thereafter, the holder of such Subordinated Indenture Security may look only to us for payment.
Agreement by Holders to Certain Tax Treatment
Each holder of the 2007 Notes will, by accepting the 2007 Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the 2007 Notes constitute debt and will treat the 2007 Notes as debt for United States federal, state and local tax purposes.
Resignation and Removal of the Trustee; Deemed Resignation
The Trustee may resign at any time by giving written notice to us.
The Trustee may also be removed by act of the holders of a majority in principal amount of the then outstanding Subordinated Indenture Securities of any series.
No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Subordinated Indenture.
Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned.
Notices
Notices to holders of debt securities will be given by mail to the addresses of the holders as they may appear in the security register.
Title
PPL Capital Funding, PPL Corporation, the Trustee, and any agent of PPL Capital Funding, PPL Corporation or the Trustee, will treat the person or entity in whose name Subordinated Indenture Securities are registered as the absolute owner of those Subordinated Indenture Securities (whether or not the Subordinated Indenture Securities may be overdue) for the purpose of making payments and for all other purposes irrespective of notice to the contrary.
Governing Law
The Subordinated Indenture and the Subordinated Indenture Securities provide that they are governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act shall be applicable.
Regarding the Trustee
The Trustee under the Subordinated Indenture is The Bank of New York Mellon (“BNY”). In addition to acting as Trustee, BNY also maintains various banking and trust relationships with PPL Capital Funding and PPL Corporation and some of their affiliates.
Book-Entry Only Issuance — The Depository Trust Company
DTC acts as the initial securities depository for the 2007 Notes. The 2007 Notes were issued in fully registered form and are evidenced by one or more global 2007 Notes registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The global 2007 Notes were deposited with the Trustee as custodian for DTC.
DTC is a New York limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities for its participants (“Direct Participants”) and also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book- entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules that apply to DTC and those using its system are on file with the SEC.
Purchases of the 2007 Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the 2007 Notes on DTC’s records. The ownership interest of each actual purchaser (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which they purchased 2007 Notes. Transfers of ownership interests on the 2007 Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in 2007 Notes, except in the event that use of the book-entry system for the 2007 Notes is discontinued.
To facilitate subsequent transfers, all 2007 Notes deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. DTC’s records reflect only the identity of the Participants to whose accounts the 2007 Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC.
Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the 2007 Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those Direct Participants to whose accounts the 2007 Notes are credited on the record date. PPL Capital Funding believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the 2007 Notes.
Payments of principal, interest and premium on the 2007 Notes will be made to Cede & Co. (or such other nominee of DTC). DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of each Participants and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of the price, principal and interest to Cede & Co. (or other such nominee of DTC) is our responsibility. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.
A beneficial owner will not be entitled to receive physical delivery of the 2007 Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the 2007 Notes.
DTC may discontinue providing its services as securities depository with respect to the 2007 Notes at any time by giving us or the Trustee reasonable notice. In the event no successor securities depository is obtained, certificates for the 2007 Notes will be printed and delivered.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.